NEWS	3333 LEE PARKWAY, SUITE 1200 DALLAS, TEXAS 75219 PHONE: 972.629.4301 FAX: 972.629.4302 WWW.GAINSCO.COM

GAINSCO REPORTS 3rd QUARTER RESULTS

DALLAS, Texas, November 8, 2005 — GAINSCO, INC. (AMEX: GAN) today reported net income for the third quarter 2005 of $1.4 million.  Net income available to common shareholders for the same period, after the accretion of the discount and the dividend on the redeemable preferred stock, was $0.9 million, or $0.01 per common share, basic and diluted.

For the nine months ended September 30, 2005, net income was $3.4 million.  After including the effect of the accretion of the discount and the dividends on the redeemable preferred stock, net income available to common shareholders for the same period was $1.1 million, or $0.02 per common share, basic and diluted.

“The Company continued to experience profitable operating results from its nonstandard personal automobile business, but at reduced levels from the previous quarter due to incrementally higher operating expenses and loss ratios associated with the geographic expansion and infrastructure build-up of our nonstandard personal automobile business,” said Glenn W. Anderson, president and chief executive officer.  “The Company’s earnings for the quarter also included favorable development in the estimated ultimate liabilities of our commercial business, which continues in run-off.”

Gross premiums written by geographic region for the quarters and nine months ended September 30, 2005 and September 30, 2004, are as follows:

	Quarter ended		Nine months ended
	September 30		September 30
(dollars in millions)	2005	2004	2005	2004
Regions:
Southeast	$18.5	10.5	52.1	29.5
South Central	$4.0	0.8	7.7	1.6
Southwest	$3.4	0.5	8.6	0.6
West	$3.4	0.0	7.8	0.0
Total	$29.3	11.8	76.2	31.7

Through nine months, the Company wrote $ 76.2 million in gross premiums, an approximately 141% increase over 2004 levels.  The Company continues to diversify its business beyond its historical core state of Florida through initiatives in the states of Texas, Arizona, Nevada and California.  Through nine months, these new states have generated approximately 32% of the Company’s gross premiums written this year, compared to approximately 7% in 2004.

GAAP ratios for the quarters and nine months ended September 30, 2005 and September 30, 2004, are as follows:

	Quarter ended		Nine months ended
	September 30		September 30
	2005	2004	2005	2004

Claims and Claims Adjustment Expense Ratio	69.7%	66.3%	70.6%	67.9%
Expense Ratio	27.0%	26.3%	25.9%	27.7%
Combined Ratio	96.7%	92.6%	96.5%	95.6%

The combined ratios and expense ratios presented above do not include expenses of the holding company.  The Claims and Claims Adjustment Expense Ratio for the Company’s nonstandard personal automobile operations for the third quarter 2005 was 75.5%.

The challenges and risks associated with the Company’s long-term business plan are significant.  The Company, in support of the long-term plan, continues to make significant investments in expanded facilities, information technology, operating personnel, and marketing initiatives.  Over the past nine months, the Company’s work force has increased approximately 78% to a total of 247 employees at September 30, 2005.

The Company has experienced increased claims related to hurricanes in 2005. GAINSCO continues to maintain reinsurance for catastrophic risk exposures with a self-insured retention of $500,000 per occurrence, and $750,000 in the aggregate.

The Company’s capital base (total assets less total liabilities) at September 30, 2005 was $66.9 million.  This amount consisted of Shareholders’ Equity of $50.5 million and Redeemable convertible preferred stock - Series A, which is classified under U.S. generally accepted accounting principles (“GAAP”) as mezzanine financing in the aggregate amount of $16.4 million.

As of September 30, 2005, the Company had $56.5 million in net unpaid claims and claims adjustment expenses (“C&CAE”) (Unpaid C&CAE of $84.7 million less Ceded unpaid C&CAE of $28.2 million).  In respect of its runoff lines, at September 30, 2005 the Company had net unpaid C&CAE of $33.7 million and 181 remaining claims.  This represents a decrease in claims remaining from December 31, 2004 of 83.

For the third quarter 2004, net income was $1.6 million.  Net income available to common shareholders for the third quarter 2004, after the accretion of the discount and the dividend on the redeemable preferred stock, was $0.5 million, or $0.02 per common share, basic and diluted.

For the nine months ended September 30, 2004, net income was $3.7 million.  After including the effect of the accretion of the discount and the dividends on the redeemable preferred stock, net income available to common shareholders for the nine months ended September 30, 2004 was $0.3 million, or $0.02 per common share, basic and diluted.

For all periods presented, the effects of common stock equivalents and convertible preferred stock are antidilutive.  Therefore, basic and diluted per share results are reported as the same number.

On July 25, 2005, the common stock of the Company was listed for trading on the American Stock Exchange with the symbol “GAN”.  The Company’s common stock was previously quoted on the OTC Bulletin Board with the symbol “GNAC”.  The Company also completed during the third quarter a previously announced rights offering that raised approximately $14.6 million in net proceeds.  The Company issued new common shares totaling 19,715,052 in conjunction with this offering for a total outstanding of 80,800,012 common shares.

GAINSCO, INC. is a Dallas, Texas-based holding company.  The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida (Southeast Region), Texas (South Central Region), Arizona and Nevada (Southwest Region) and California (West Region).  Its insurance company subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc.

Statements made in this release that are not historical facts are forward-looking statements.  Investors are cautioned that risks and uncertainties could cause actual results to differ materially from those contained in forward-looking statements, and they should not place undue reliance on such statements.  These include, but are not limited to, (a) operational risks and other challenges associated with rapid growth into new and unfamiliar markets and states, (b) adverse market conditions, including heightened competition, (c) the Company’s ability to adjust and settle the remaining claims associated with its exit from the commercial insurance business on terms consistent with its estimates, (d) uncertainties in the outcome of pending litigation and adverse trends in litigation and regulation, (e) inherent uncertainty arising from the use of estimates and assumptions in decisions about pricing and reserves, (f) the effects on claims levels resulting from adverse weather conditions, (g) the availability of reinsurance and the ability to collect reinsurance recoverables, (h) the availability and cost of capital which may be required in order to implement our strategies, and (i) limitations on the Company’s ability to use net operating loss carryforwards.  Please refer to the Company’s recent SEC filings, including the Current Report on Form 8-K filed on May 13, 2005, and the Annual Report on Form 10-K for the year ended December 31, 2004, for more information regarding factors that could affect the Company’s results.  Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made.

—END—

[The GAINSCO, INC. and Subsidiaries Consolidated Statements of Operations and Other Information for the quarters and nine months ended September 30, 2005 and September 30, 2004 follow.]

GAINSCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

	Quarter ended		Nine months ended
	SEPTEMBER 30		SEPTEMBER 30
	2005	2004	2005	2004
Net Premiums earned	$23,250	10,138	$56,771	27,874
Net investment income	987	596	2,412	1,769
Net realized gains (losses)	(95)	293	(14)	910
Other income	3,037	1,380	7,689	3,954
Total revenues	27,179	12,407	66,858	34,507
Claims & CAE incurred	16,197	6,719	40,057	18,928
Policy acquisition costs	3,686	1,552	8,659	3,869
Underwriting and operating expenses	5,854	2,512	14,696	8,003

Income before Federal income taxes	1,442	1,624	3,446	3,707
Federal income taxes	27	0	27	(9)
Net income	$1,415	1,624	$3,419	3,716
Net income available to common shareholders	$918	450	$1,090	341

Income per common share, basic and diluted:
Basic	$0.01	0.02	$0.02	0.02
Diluted*	$0.01	0.02	$0.02	0.02

*   The effects of convertible preferred stock and common stock equivalents are antidilutive for all periods presented.  Therefore, diluted earnings per share is reported the same as basic earnings per share.

GAINSCO, INC. AND SUBSIDIARIES

OTHER INFORMATION

($ in thousands)

	Quarter ended		Nine months ended
	SEPTEMBER 30		SEPTEMBER 30
	2005	2004	2005	2004
Gross premiums written	$29,323	11,817	$76,190	31,665
Net premiums written	$29,657	11,760	$75,950	31,552

GAAP RATIOS:
Claims & Claims Adjustment Expense Ratio	69.7%	66.3%	70.6%	67.9%
Expense Ratio	27.0%	26.3%	25.9%	27.7%
Combined Ratio	96.7%	92.6%	96.5%	95.6%

Release Date:	Tuesday, November 8, 2005 — FOR IMMEDIATE RELEASE
Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com